As filed with the United States Securities and Exchange Commission on September 21, 2021.

No. 333-259532

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rose Hill Acquisition Corporation

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

981 Davis Dr NW

Atlanta, GA 30327

(607) 279 2371

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Albert Hill IV

Co-Chief Financial Officer

981 Davis Dr NW

Atlanta, GA 30327

(607) 279 2371

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies:

Daniel L. Forman Steven R. Burwell Proskauer Rose LLP Eleven Times Square New York, New York 10036 (212) 969-3000	Hayden Isbister Mourant Ozannes PO Box 1348 94 Solaris Avenue, Camana Bay Grand Cayman KY1-1108 Cayman Islands (315) 949-4123	Stuart Neuhauser Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant(2)	14,375,000 units	$10.00	$143,750,000	$15,683.13
Class A ordinary shares included as part of the units(3)	14,375,000 shares	—	—	—(4)
Redeemable warrants included as part of the units(3)	7,187,500 warrants	—	—	—(4)
Total			$143,750,000	$15,683.13(5)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)

Includes 1,875,000 units, consisting of 1,875,000 Class A ordinary shares and 937,500 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from share sub-divisions, share dividends, or similar transactions.

(4)	No fee pursuant to Rule 457(g).
(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Rose Hill Acquisition Corporation (alternately, the “Registrant,” “we,” “us,” “our” and other similar terms) is filing this Amendment No. 1 (this “Amendment”) to its Registration Statement on Form S-1 (File No. 333-259532) as an exhibits only filing to file the exhibits attached hereto. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibit. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Legal fees and expenses	$275,000
Printing and engraving expenses	35,000
Accounting fees and expenses	50,000
SEC/FINRA Expenses	37,746
Travel and road show	10,000
Nasdaq listing and filing fees	75,000
Miscellaneous	17,254

Total	$500,000

Item 14.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, as well as any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

On June 15, 2021, the sponsor paid $25,000, or approximately $0.005 per share, in consideration of 5,031,250 Class B ordinary shares, par value $0.0001 (which amount of Class B ordinary shares had been adjusted pursuant to an Amended and Restated Subscription Agreement by and between us and our sponsor, dated August 25, 2021). Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The total number of Class B ordinary shares outstanding after this offering and the expiration of the underwriters’ option to purchase additional units will equal 25.9% of the total number of Class A ordinary shares and Class B ordinary shares outstanding at such time. The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of our initial business combination, or earlier at the option of the holder thereof, on a one-for-one basis, subject to adjustment, as described in this prospectus. If we increase or decrease the size of this offering, we will effect a share capitalization, a share surrender or redemption or other appropriate mechanism, as applicable, with respect to our Class B ordinary shares prior to the consummation of this offering in such amount as to maintain the number of founder shares at of the total number of Class A ordinary shares and Class B ordinary shares outstanding at such time (assuming the underwriters exercise their option to purchase additional units in full).

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering.

Our sponsor, Cantor and CCM have committed, pursuant to a written agreement, to purchase an aggregate of 5,500,000 private placement warrants (4,500,000 private placement warrants by our sponsor, 700,000 private placement warrants by Cantor and 300,000 private placement warrants by CCM) (or 6,100,000 private placement warrants (4,950,000 private placement warrants by our sponsor, 805,000 private placement warrants by Cantor and 345,000 private placement warrants by CCM) if the underwriters’ over-allotment option is exercised in full), each exercisable to purchase one Class A ordinary share at $11.50 per share, subject to adjustment, at a price of $1.25 per warrant ($6,875,000 in the aggregate or $7,625,000 if the underwriters’ over-allotment option is exercised in full), in a private placement that will close simultaneously with the closing of this offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit	Description

1.1	Form of Underwriting Agreement

3.1	Memorandum and Articles of Association*

3.2	Form of Amended and Restated Memorandum and Articles of Association

4.1	Specimen Unit Certificate

4.2	Specimen Class A Ordinary Share Certificate

4.3	Specimen Warrant Certificate (included in Exhibit 4.4)

4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant

5.1	Opinion of Proskauer Rose LLP

5.2	Opinion of Mourant Ozannes, Cayman Islands Legal Counsel to the Registrant

10.1	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant

10.2	Form of Registration Rights Agreement among the Registrant, the Sponsor, Cantor Fitzgerald & Co., J.V.B. Financial Group, LLC and the Holders signatory thereto

10.3	Form of Private Placement Warrants Purchase Agreement between the Registrant and the Sponsor and J.V.B. Financial Group, LLC

Exhibit	Description

10.4	Form of Private Placement Warrants Purchase Agreement between the Registrant and Cantor Fitzgerald & Co.

10.5	Form of Indemnity Agreement

10.6	Form of Administrative Services Agreement between the Registrant and Rose Hill Sponsor LLC

10.7	Promissory Note, dated June 15, 2021, issued to the Sponsor*

10.8	Securities Subscription Agreement, dated June 15, 2021 as amended and restated on August 25, 2021, between the Registrant and the Sponsor

10.9	Form of Letter Agreement among the Registrant, the Sponsor and each director and executive officer of the Registrant

23.1	Consent of BDO USA, LLP*

23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1)

23.3	Consent of Mourant Ozannes (included in Exhibit 5.2)

24	Power of Attorney (included on signature page to this Registration Statement)

99.1	Consent of Juan Manuel Fernandez, Director Nominee*

99.2	Consent of Felipe Morris, Director Nominee*

99.3	Consent of Mario Fleck, Director Nominee*

99.4	Consent of Felipe Canales, Director Nominee*

99.5	Consent of Cristian Moreno, Director Nominee*

99.6	Consent of Pedro Molina, Director Nominee*

99.7	Consent of Ricardo Vazquez, Director Nominee*

*	Previously filed.

(b)	Financial Statements. See page F-1 for an index to the financial statements and schedules included in the registration statement.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(a)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

For the purpose of determining liability under the Securities Act of 1933 of any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)

For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

iii.

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, on the 21st day of September, 2021.

ROSE HILL ACQUISITION CORPORATION

By:	/s/ Udi Margulies
Name: Udi Margulies
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Udi Margulies, Albert Hill IV and Juan Jose Rosas his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this registration statement on Form S-1 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Udi Margulies Udi Margulies	Chief Executive Officer and Director (Principal Executive Officer)	September 21, 2021

/s/ Albert Hill IV Albert Hill IV	Co-Chief Financial Officer and Director (Principal Financial and Accounting Officer)	September 21, 2021

/s/ Juan Jose Rosas Juan Jose Rosas	Co-Chief Financial Officer and Director (Principal Financial and Accounting Officer)	September 21, 2021